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                                                                 EXHIBIT NO. 5.0

April 4, 2000

                       SECURITIES AND EXCHANGE COMMISSION
Seattle, WA.

                               Re: Alphatech, Inc.

To Whom It May Concern:


This opinion is given in connection with the registration with the Securities and Exchange Commission of 1,000,000 to 6,000,000 Shares of Common Stock at a price of $0.001 per Share, for sale in the Company's proposed public offering.

We have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as certified photostatic copies. As to all questions of fact material to this opinion, which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

All of the 1,000,000 to 6,000,000 Shares being registered are now authorized but unissued shares.

Based upon the foregoing, we are of the opinion that the 1,000,000 to 6,000,000 Shares of Common Stock of the Company being registered for sale by the Company, when issued and sold pursuant to this Registration Statement, will be legally issued, fully paid and non-assessable.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

Very truly yours,

BUTCHER & WILLIAMS, P.S.

Bruce Butcher J.S.D